Exhibit 10(iii)(A)

EXECUTIVE COMPENSATION AND BENEFITS AGREEMENT

This Executive Compensation and Benefits Agreement (this “Agreement”) is entered into on April 6, 2009, between Drew Industries Incorporated, a Delaware corporation (the “Company”) and Leigh J. Abrams (the “Executive”).

WITNESSETH:

WHEREAS, the Executive was Chief Executive Officer of the Company from 1984 to December 31, 2008 and has made substantial contributions to the development and success of the Company in key managerial positions since 1969; and

WHEREAS, the Executive was appointed Chairman of the Board of Directors of the Company, effective January 1, 2009; and

WHEREAS, the Company and the Executive have agreed on certain compensation and benefits to be provided to the Executive in connection with the change in his position and responsibilities with the Company pursuant to the Company’s executive succession plan; and

WHEREAS, the duties and obligations of the Company to the Executive under this Agreement shall be in consideration for the Executive’s past services to the Company, the Executive’s continued services to the Company, and the restrictive covenants and release included in this Agreement; and

WHEREAS, the terms and conditions of this Agreement were reviewed and approved by the Board of Directors of the Company and the Compensation Committee  of the Board of Directors;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and the Executive agree as follows:

1.	Effective Date and Term

This Agreement shall become effective as of January 1, 2009 (the “Effective Date”) and shall terminate on December 31, 2013 (the “Termination Date”).

2.	Definitions

For purposes of this Agreement, capitalized terms shall be defined as follows:

“Affiliated Companies” shall mean the Company and its subsidiaries and affiliates (as the term “affiliate” is defined in the Federal securities laws).

“Base Salary” shall mean the Executive’s annual salary, exclusive of benefits, stock options, bonuses, and incentive compensation, in effect on the Retirement Date.

“Company” shall mean Drew Industries Incorporated and its successors and assigns, and any corporation or other entity which is the surviving or continuing entity following a merger, consolidation, or sale of all or substantially all of the Company’s assets or stock, or any other reorganization or recapitalization, and any successor to the business conducted by the Affiliated Companies on the Retirement Date.

3.	Compensation

3.1  Commencing as of the Effective Date, for 2009, the Company will pay to the Executive (i) Base Salary of $400,000 plus (ii) with respect to the Company’s 2009 results of operations, incentive compensation equal to 85% of the amount (the “Formula Payment”) that would have been paid to the Executive applying the incentive compensation formula in effect for The Executive for 2008, subject to adjustment, consistent with prior years, for acquisitions consummated by the Company since January 1, 2008.

3.2  For 2010, the Company will pay to the Executive (i) Base Salary of $400,000 plus (ii) with respect to the Company’s 2010 results of operations, incentive compensation equal to 75% of the Formula Payment, subject to adjustment, consistent with prior years, for acquisitions consummated by the Company since January 1, 2008.

3.3  For the quarter ending March 31, 2011, the Company will pay to the Executive (i) Base Salary at the annual rate of $400,000 plus (ii) with respect to the Company’s results of operations for the year 2011, pro-rata incentive compensation equal to 75% of the Formula Payment, subject to adjustment, consistent with prior years, for acquisitions consummated by the Company since January 1, 2008.

3.4  Commencing January 1, 2011, and continuing throughout the period during which the Executive serves as a Director of the Company, the Executive will receive the same rate of compensation paid to the Chairman of the Board of Directors consistent with the Company’s past practices notwithstanding that he may not be considered “independent” in accordance with the standards of the New York Stock Exchange.

4.	Benefits

4.1  Commencing January 1, 2009 through December 31, 2013 (the “Benefits Period”), the Executive will continue to receive the benefits and perquisites, equivalent in nature and amount, that he received through December 31, 2008, including the following benefits and perquisites (“Benefits”):

4.1.1  Medical and health insurance group benefits for the Executive and his family;

4.1.2  Dental coverage for the Executive and his family;

4.1.3  Automobile and related expenses for insurance, fuel, maintenance and parking;

4.1.4  Taxable bonus payment in the amount of $30,000 required to be invested in tax-deferred annuity or cash value life insurance to provide retirement income;

4.1.5  The remaining three annual payments of premiums for long-term care insurance due, respectively, on May 15, 2009, May 15, 2010 and May 15, 2011.

4.1.6  Long-term disability insurance;

4.1.7  The statutory maximum matching contribution to the Company’s 401(k) plan until the Executive is no longer eligible to participate in the 401(k) plan or until December 31, 2013, whichever occurs first;

4.1.8  Use of Company-provided computer, e-mail account and cellular telephone;

4.1.9  The Executive has the option to terminate or assume the split-dollar life insurance policies with National Life Insurance Company of Vermont (Policy Nos.  1874566 and 2007722 currently in effect, and in accordance with the split-dollar life insurance agreement the Company shall receive an amount equivalent to the premiums paid thereon, and the Executive shall receive the remaining cash value if the policies are terminated, or death benefits if assumed.

4.1.10  Upon request by the Executive, the Company will consider providing office space and secretarial services, but only to the extent available from the Company’s existing facility and personnel.

4.2  All stock options held by the Executive as of the Effective Date shall continue to vest during the Benefits Period in accordance with the terms of the applicable Stock Option Plan and Stock Option Agreement(s) (including any successor plan and agreement) under which the stock options were granted to the Executive.  Grants of stock options for the years 2009 and 2010 shall be at the discretion of the Board of Directors.  Commencing 2011, grants of options shall be equivalent to grants made to other non-employee Directors.

4.3  In the event that applicable laws or regulations prohibit the Company from providing the foregoing Benefits, or result in penalties or excess tax imposed on the Company, the Company may withhold any such Benefits and the Company will pay the Executive an amount equal to the cost incurred by the Executive to replace the Benefit or Benefits withheld, plus an amount equal to the tax for which the Executive becomes liable as a result of payment of the cost of replacement.

4.4  The Company’s obligation to provide, and the Executive’s right to receive, any of the Benefits described in this Section 4 are conditioned on, and are in partial consideration for, (i) the Executive’s release of any claims he may have against the Company in connection with his employment with the Company as set forth in Section 7 hereof; and (ii) the Executive’s continued compliance with any obligations he may have to the Company under this Agreement, including but not limited to, the restrictive covenants set forth in Section 6 hereof.

4.5  All payments made by the Company to the Executive under this Agreement shall be net of any applicable taxes (local, state, federal or otherwise) or other required or voluntary withholding or deductions.

4.6  The Executive shall not be required to mitigate the amount of any payment or Benefit provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or Benefit provided for under this Agreement be reduced by any compensation earned by the Executive as a result of employment by another employer or by any other benefits received by the Executive during the term of this Agreement.

4.7  In the event of the death of the Executive prior to the Termination Date, (i) the Company shall continue to pay to the beneficiary or heir of the Executive the Base Salarywhich the Executive would have been entitled to receive until the Termination Date, (ii) medical, health and dental insurance group benefits for a period of eighteen (18) months from the date of death or until the Termination Date, whichever is longer. Unless superseded by notice to the Company subsequent to the Effective Date, all payments of Base Salary shall be made to the Executive’s spouse in the event of the Executive’s death, or to his estate in the event the Executive is predeceased by his spouse.

4.8  In the event the Executive becomes disabled, during the term of this Agreement, the Executive shall be entitled to receive, in accordance with the customary payroll practices of the Company, an amount equal to the difference between the Base Salary, incentive compensation, and cost of Benefits provided pursuant to this Agreement over the amount of disability payments received by the Executive pursuant to disability insurance provided pursuant to this Agreement.

4.9  This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the ‘Code’), the final Treasury regulations and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be construed, interpreted and administered accordingly.  If any provision of this Agreement needs to be revised to satisfy the requirements of Section 409A, then such provision shall be modified or restricted to the extent and in the manner necessary to be in compliance with such requirements of the Code and any such modification will attempt to maintain the same economic results as were intended under this Agreement.  The Company does not guarantee that the payments and benefits that may be paid or provided pursuant to this Agreement will satisfy all applicable provisions of Code Section 409A.  Payments made to the Executive under this Agreement in error shall be returned to the Company.

4.9.1  Notwithstanding anything herein to the contrary, if at the time of the Executive’s “Separation From Service” (as hereinafter defined) the Executive shall be a “specified employee” (within the meaning of Treasury Regulation 1.409A-1(i)), as determined in a uniform manner by the Company, and the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code), such amount payable to the Executive shall not be paid or commence until the first business  day after six months following the Executive’s “Separation From Service” or, if earlier, the date of the Executive’s death (the “Six Month Delay Rule”).  The term “Separation From Service” shall mean the Executive’s termination of active employment, whether voluntary or involuntary (other than by death) with the Company or any of its affiliated companies within the meaning of Treasury Regulation 1.409A-1(h).  The Company will determine whether the Executive has terminated active employment (and incurred a Separation From Service) based upon facts and circumstances described in Treasury Regulation 1.409A-1(h)(1)(ii).  The Executive shall incur a Separation From Service if the Company and the Executive reasonably anticipate the Executive will not perform any additional services after a certain date or that the level of bona fide services (as an employee or an independent contractor) will permanently decrease to no more than twenty (20%) percent of the average level of bona fide services performed over the immediately preceding 36-month period.  The provisions of this Section 4.8.1 shall only apply if, and to the minimum extent, necessary to comply with Section 409A of the Code, to avoid the Executive’s incurrence of any additional taxes or penalties under Section 409A.

4.9.2  During the Six Month Delay, the Company will make payments to the Executive under the Agreement only to the extent any of the exceptions to the Six Month Delay Rule apply, determined in good faith by the Company, including the short-term deferral rule, the separation pay exception, and the limited payments exception.

4.9.3  The Company’s ‘specified employee identification date’ will be December 31 of each year, and the Company’s ‘specified employee effective date’ will be April 1 of each succeeding year.

4.9.4  Reimbursement of fees, expenses, allowances, and in-kind benefits provided under this Agreement shall be made (i) in accordance with the Company’s policies, and (ii) within such time periods required by Code Section 409A to avoid being deemed deferred compensation.

5.	Executive’s Services

5.1  Unless the Executive shall become ineligible or unfit (in the reasonable discretion of the Board of Directors) to serve as a Director of the Company, (i) the Executive will be nominated for election at each annual meeting of the Company’s stockholders, (ii) the Company will request that the Corporate Governance Committee of the Board of Directors consider waiving the mandatory retirement age for Directors with respect to the Executive, and (iii) immediately following the annual meeting of stockholders in 2009, the Executive will be re-appointed Chairman of the Board of Directors; provided, however, that nothing in this Section 5.1 shall be construed in any way to limit or prohibit any Director of the Company from exercising his duties or performing his responsibilities as a Director pursuant to applicable law, and no claim against the Company or any Director in favor of the Executive shall arise therefrom.

5.2  Commencing January 1, 2009, in addition to the normal duties and responsibilities of Chairman of the Board of Directors, on request by the Company with reasonable notice to the Executive, the Executive will consult with and advise the President and Chief Executive Officer of the Company regarding all aspects of the Company’s operations, particularly with respect to acquisitions and management personnel, and will participate and represent the Company in industry-related functions, and investor relations.

6.	Non-Competition-Corporate Property-Confidential Information

6.1  For a period of five (5) years from the Effective Date, (the “Restricted Period”), the Executive will not, directly or indirectly, undertake or perform services in or for, or render services to, participate in, or have financial interest in, or engage in, any business competitive to that of the business of the Affiliated Companies or solicit for employment or employ any employee of the Affiliated Companies.  For purposes hereof, a business shall be deemed competitive if it is conducted in any geographic or market area in which any of the Affiliated Companies are engaged in business during the Restricted Period and involves the development, design, manufacture, marketing, packaging, sale or distribution of any products developed, designed, manufactured, sold or distributed, or the offering of any services offered, by any of the Affiliated Companies, whether on the date hereof or as of the Effective Date including, but not limited to, products for the manufactured housing (including park and office models), modular housing, recreational vehicle, and utility trailer industries; and the Executive will be deemed directly or indirectly to engage in such business if the Executive, or any member of his immediate family, participates in such business, or in any entity engaged in or which owns, such business, as an officer, director, employee, consultant, partner, individual proprietor, manager or as an investor who has made any loans, contributed to capital stock or purchased any stock; provided further, however, that the Executive will not, at any time, utilize any tradenames or corporate names used by the Affiliated Companies, or any derivatives of such names, in any business competitive to that of the business of the Affiliated Companies, nor any patent, trademark, tradename, service mark, logo, copyright or similar intellectual property, whether or not registered, of any of the Affiliated Companies.  The foregoing, however, shall not be deemed to prevent the Executive from investing in securities if such class of securities in which the investment is made is listed on a national securities exchange or is of a Company registered under Section 12(g) of the Securities Act of 1934 and, if the Company in which such investment is made competes with any of the Affiliated Companies, such investment represents less than one (1%) per cent of the outstanding securities of such class.

6.2  The Executive agrees that all products, packaging, inventions, patents, patent applications, designs, creations, ideas, techniques, methods, or any portions thereof, or any improvements or modifications thereon, or any know-how or procedures related thereto, which relate to the business of the Affiliated Companies, conceived, invented, discovered or executed by the Executive, whether or not marketed or utilized by the Affiliated Companies, shall be sole and exclusive property of the Affiliated Companies, without additional compensation payable thereof; and by these presents the Executive hereby assigns to the Company any and all right, title and interest he has, or may have, therein.

6.3  The Executive acknowledges and agrees that during, and as a consequence of employment with the Company, he has learned confidential, proprietary and trade secret information of and about the Affiliated Companies, and has had access to and has been involved in the development and utilization of the Affiliated Company’s confidential and proprietary business information. “Confidential Information” means information about the Affiliated Companies in whatever form disclosed or known to the Executive as a consequence of his employment by the Company which relates to the Affiliated Companies’ business, products, processes, or services that gives them a competitive advantage in the marketplace, including, but not limited to: (a) any information that would be considered a trade secret within the meaning of applicable Federal or state law; (b) information relating to any of the Affiliated Companies’ existing products or services or products or services under development; (c) business information relating to the Affiliated Companies’ dealings with customers or suppliers; (d) confidential customer or prospective customer lists; (e) costs, pricing and profit margins; (f) confidential marketing and advertising programs; (g) financial information; (h) sales performance and strategies; (i) human resources strategies; (j) merger and acquisition plans; and (k) proprietary software or processes utilized by the Affiliated Companies.  Confidential Information does not include information that the Executive can prove was generally known and readily available to the Affiliated Companies’ competitors through legitimate means.  The Executive agrees that he will not, either during employment with the Company or at any time after the Effective Date, disclose to anyone (except as authorized by the Company in furtherance of its business), publish, or use in competition with the Affiliated Companies, any of their Confidential Information.  The Executive further agrees to abide by the Company’s rules or regulations it may implement from time to time to further protect its Confidential Information.

6.4  In the event that the Executive desires to render services to, or have any interest in, a supplier or customer of any of the Affiliated Companies, the Executive shall furnish to the Company and the Board of Directors a detailed description of the prospective employer’s business, including the business relationship with any of the Affiliated Companies.  Acceptance by the Executive of any such relationship with a supplier or customer of any of the Affiliated Companies is conditioned on the consent of the Company, which shall not be unreasonably withheld or delayed.

7.	Release

7.1  Except for the obligations of the Company set forth in this Agreement, the Executive hereby releases, acquits and forever discharges the Company, its subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed (other than any claim for indemnification the Executive may have as a result of any third party action based on his employment with the Company), arising out of, or in any way related to, agreements, events, acts, omissions or conduct at any time prior to the Effective Date, including arising out of or in any way connected with his employment with the Company, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this Section 7.1 shall be construed in any way to release the Company from its obligation to indemnify the Executive pursuant to the Indemnification Agreement between the Executive and the Company, and the Company’s indemnification obligations pursuant to the Company’s Restated Certificate of Incorporation and By-laws, or applicable law, or applicable directors and officers liability insurance maintained by the Company with respect to the Executive’s services as a Director of the Company.

7.2  Nothing in this Agreement shall result in cancellation or termination of any rights of the Executive in employee benefits which have vested on or prior to the date hereof.

8.	General Provisions

8.1  This Agreement does not constitute a contract of employment or impose upon the Executive any obligation to remain as an employee, or impose on the Company any obligation (i) to retain the Executive as an employee, (ii) to change the status of the Executive as an at-will employee, or (iii) to change the Company’s policies regarding termination of employment.  In the event of any conflict between the provisions of this Agreement and the provisions of any previously existing employment, severance or other similar agreement or arrangement, the provisions of this Agreement shall govern.

8.2  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision, or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

8.3  The waiver of any breach of any provision of this Agreement, shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

8.4  This Agreement constitutes the entire agreement between the Executive and the Company with regard to the subject matter hereof.

8.5  This Agreement may be changed or terminated only upon the mutual written consent of the Company and the Executive.  The written consent of the Company to a change or termination of this Agreement, other than changes for administrative purposes, shall be signed by an executive officer of the Company after approval by the Board of Directors.

8.6  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

8.7  The headings of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part therefore nor to affect the meaning thereof.

8.8  This Agreement is intended to bind and to inure to the benefit of and be enforceable by the Executive, and the Company, and any surviving entity resulting from a merger, acquisition, consolidation or other reorganization or recapitalization, and any successor to the businesses formerly conducted by the Company, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such entity or person actively assumes any rights or duties hereunder; provided, however, that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company, which consent shall not be unreasonably withheld.

8.9  All notices provided for in this Agreement, and correspondence pertaining to this Agreement, shall be considered as properly given when (a) mailed by U.S. registered mail, return receipt requested, postage prepaid; (b) sent via facsimile with a confirmed facsimile transmission receipt; (c) hand delivered to the Executive or to the Chief Executive Officer  of the Company; or (d) sent via overnight delivery with a confirmed receipt of delivery; in each instance addressed, if to the Executive or the Company, as the case may be, at the address noted below or to such other address as either party may furnish to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon actual receipt.

To the Company:	To the Executive:

Drew Industries Incorporated 200 Mamaroneck Avenue White Plains, New York, 10601 Attention: Chief Executive Officer	Leigh J. Abrams

8.10  In any proceeding arising out of or involving a dispute or disagreement with respect to this Agreement, the prevailing party (on the merits, by motion, or otherwise) shall be entitled to be reimbursed by the other party for all legal fees and expenses incurred in connection with such proceeding.

8.11  This Agreement is made and entered into in the State of New York, and the internal laws of New York shall govern its validity and interpretation in the performance by the parties hereto of their respective duties and obligation hereunder, without regard to New York’s conflict of laws rules.  Each party hereto irrevocably submits to the exclusive jurisdiction of the United States District Court located in White Plains, New York over any suit, action or proceeding arising out of or relating to this Agreement.  Each party, hereby irrevocably waives to the fullest extent permitted by law, (i) any objection that they may now or hereafter have to the venue of any such suit, action or proceeding in such court; or (ii) any claim that any such suit, action or proceeding has been brought in an inconvenient forum.  Final judgment in any suit, action or proceeding brought in any such court shall be conclusive and binding upon each party duly served with process therein and may be enforced in the courts of the jurisdiction of which either party or any of their property is subject, by a suit upon such judgment.

IN WITNESS WHEREOF, the parties have executed this Agreement on the Effective Date written above.

Leigh J. Abrams

DREW INDUSTRIES INCORPORATED

By:
Fredric M. Zinn
Title:	President and Chief Executive Officer